UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 3, 2004

SWIFT TRANSPORTATION CO., INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	0-18605	86-0666860

(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

2200 South 75th Avenue, Phoenix, Arizona	85043

(Address of Principal Executive Offices)	(Zip Code)

(602) 269-9700

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     This Amendment No. 1 to Form 8-K (“Amendment No. 1”) amends the Current Report on Form 8-K dated November 3, 2004 (the “Original Form 8-K”).

     We are filing this Amendment No. 1 to disclose that the Company authorized for signature Indemnification Agreements with its Chief Financial Officer and the current members of the Board of Directors. Items 1.01 and 9.01 of the Original Form 8-K are amended and restated in their entirety as provided in this Amendment No. 1. Other than the disclosure pertaining to the Indemnification Agreements, no other changes are being made to the Original Form 8-K.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On November 3, 2004, the Company announced that it has:

•	hired Robert Cunningham as its President and Chief Operating Officer, and appointed him to the Board of Directors as a Class I Director;

•	to facilitate consensus management, created an executive committee (titled the “Office of the Chairman”), consisting of Jerry Moyes, the Company’s CEO, Bill Riley, the Company’s Senior Executive Vice President, and Mr. Cunningham;

•	appointed Jock Patton as the Company’s lead director, to serve as an official liaison between the Board and management; and

•	recently adopted a new, more stringent related party transaction policy.

     Swift also announced a formal senior management transition schedule, which provides for Mr. Cunningham to take over as CEO by December 31, 2005. Jerry Moyes will remain as CEO until Mr. Cunningham takes over, and is expected to remain as Chairman of the Board for the foreseeable future.

     In addition, Swift announced that Gary Enzor, the Company’s Chief Financial Officer, has accepted a position with another company. Bill Riley, the Company’s Senior Executive Vice President who serves as Swift’s Chief Financial Officer from 1990 to 2002, has agreed to serve as the CFO while Swift conducts an executive search.

     Robert Cunningham, 49, served as Executive Vice President of Sales & Marketing for Swift from 1985 to 1997. Since that time, Mr. Cunningham has owned and operated one of the nation’s most successful commercial truck dealerships. Cunningham Commercial Vehicles is the Arizona Freightliner, Sterling and Western Star franchise operating out of two locations with annual revenues in excess of $300 million. Mr. Cunningham has worked in the transportation industry for his entire career beginning in 1973 with IML Freight Lines and six years as a Vice President with Motor Cargo prior to joining Swift. Married to Shelley Cunningham for 26 years and the father of five children, Mr. Cunningham is a 1976 graduate of the University of Utah with a BS in Marketing.

     Cunningham Commercial Vehicles sells trucks and parts to Swift Transportation. Gross commissions earned in calendar year 2003 were approximately $2,372,040 and year-to-date through October 2004, $945,265. Mr. Cunningham is actively pursuing a buyer for his business to eliminate any future related party transactions.

     In connection with his appointment as President and Chief Operating Officer, Robert Cunningham entered into an employment agreement with the Company effective November 3, 2004. The employment agreement is for a term of five years and provides for an annual salary of $400,000 (which will be increased to $800,000 upon the sale of his existing Freightliner business) and the grant of an option to acquire 500,000 shares of Swift Common Stock. The employment agreement stipulates that Mr. Cunningham will be appointed as Chief Executive Officer on or prior to December 31, 2005.

     In addition, the employment agreement provides that if Mr. Cunningham is discharged without “cause” or resigns with “good reason” (as defined in the employment agreement) he will receive severance payments equal to his then current salary for a period of twenty-four months or, if greater, the remaining term of his employment, as well as immediate acceleration of all his stock options.

     A copy of Mr. Cunningham’s employment agreement and stock option award are attached to this Form 8-K as Exhibit 10.1 and 10.2, respectively.

     A copy of the press release announcing these events is attached to this Form 8-K as Exhibit 99.1

     On November 3, 2004, the Board of Directors of the Company adopted a resolution authorizing the Company to enter into Indemnification Agreements with all current and future Board members, the Chief Financial Officer and such other non-director officers of the Company as the Board may determine from time to time by resolution. Following the meeting, the Company authorized for signature Indemnification Agreements with its Chief Financial Officer and each of the current members of the Board of Directors. The current members of the Board of Directors are Jerry C. Moyes, William F. Riley III, Karl Eller, Alphonse E. Frei, David Goldman, Dale M. Jensen, Paul M. Mecray III, Jock Patton, Earl H. Scudder and Robert Cunningham. The Company’s Chief Financial Officer at the time the agreements were authorized was Gary R. Enzor.

     The Company’s existing bylaws currently provide that the Company is required to indemnify its officers and directors to the fullest extent allowable under applicable law. The Company believes that the Indemnification Agreements are a reasonable, prudent and necessary mechanism for the Company to contractually obligate itself to indemnify, and to advance expenses on behalf of, certain persons so that they will continue to serve the Company free from undue concern that they will not be so indemnified.

     The form of Indemnification Agreement authorized for each of the persons listed above is filed as Exhibit 10.3 to this Form 8-K.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

3.1	Amended Article IV to Bylaws of Swift Transportation Co., Inc.*

10.1	Employment Agreement for Robert Cunningham*

10.2	Non-Statutory Stock Option Agreement, dated November 3, 2004, between Swift Transportation Co., Inc. and Robert W. Cunningham*

10.3	Form of Indemnification Agreement

99.1	Press Release dated November 3, 2004*

*	Previously filed

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 9, 2004

SWIFT TRANSPORTATION CO., INC.
/s/ Jerry Moyes
By: Jerry Moyes
Chief Executive Officer

Exhibit Index

Exhibit
Number	Description
3.1	Amended Article IV to Bylaws of Swift Transportation Co., Inc.*
10.1	Employment Agreement for Robert Cunningham*
10.2	Non-Statutory Stock Option Agreement, dated November 3, 2004, between Swift Transportation Co., Inc. and Robert W. Cunningham*
10.3	Form of Indemnification Agreement
99.1	Press Release dated November 3, 2004*
*	Previously filed